NovaStar Financial
(NYSE-NFI)
www.novastarmortgage.com

2006 Third Quarter Earnings

Conference Call

November 8, 2006

Safe Harbor Statement

            Certain matters discussed in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are those that predict or describe future events and that do not relate solely to historical matters. Forward-looking statements are subject to risks and uncertainties and certain factors can cause actual results to differ materially from those anticipated. Some important factors that could cause actual results to differ materially from those anticipated include: our ability to generate sufficient liquidity on favorable terms; the size, frequency and structure of our securitizations; interest rate fluctuations on our assets that differ from our liabilities; increases in prepayment or default rates on our mortgage assets;
changes in assumptions regarding estimated loan losses and fair value amounts; changes in origination and resale pricing of mortgage loans; our compliance with applicable local, state and federal laws and regulations or opinions of counsel relating thereto and the impact of new local, state or federal legislation or regulations or opinions of counsel relating thereto or court decisions on our operations;  the initiation of margin calls under our credit facilities; the ability of our servicing operations to maintain high performance standards and maintain appropriate ratings from rating agencies; our ability to expand origination volume while maintaining an acceptable level of overhead; our ability to adapt to and implement technological changes; the stability of residual property values; the outcome of litigation or regulatory actions pending against us or other legal contingencies; compliance with new accounting pronouncements; the impact of general economic conditions;
and the risks that are from time to time included in our filings with the SEC, including our Annual Report on
Form 10-K, for the period ending December 31, 2005 and our quarterly report on form 10-Q, for the period ending September 30, 2006. Other factors not presently identified may also cause actual results to differ. This document speaks only as of its date and we expressly disclaim any duty to update the information herein.

Opening Comments

Scott Hartman, CEO

Results of Operations

Greg Metz, CFO

Summary Statistics

1See appendix to this presentation for cost of wholesale production – G&A expense reconciliation

Dividends

            On September 11, 2006 the Board of Directors of
NovaStar announced the declaration of remaining
common dividends for 2006:

A common stock dividend of $1.40 per share, payable November
30, 2006 to shareholders of record as of November 20, 2006

A common stock dividend of $1.40 per share, payable December
29, 2006 to shareholders of record as of December 19, 2006

Production

Production Gross Spread

Credit

Wholesale COP*

*See appendix to this presentation for cost of wholesale production – G&A expense reconciliation

Q3 Loan Dispositions

Portfolio Net Interest
Income

Portfolio ROA

Questions

Appendix

Cost of Wholesale
Production